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EXHIBIT 99.1

n e w s r e l e a s e

Executive Offices 2200 E. Golf Road Des Plaines, IL 60016	For Further Information Contact:
Richard W. Gochnauer President and Chief Executive Officer or Kathleen S. Dvorak Sr. Vice President and Chief Financial Officer United Stationers Inc. (847) 699-5000 FOR IMMEDIATE RELEASE

UNITED STATIONERS INC. REPORTS
FIRST QUARTER 2003 RESULTS

        DES PLAINES, IL, April 28, 2003—United Stationers Inc. (NASDAQ: USTR) today announced its sales and earnings for the first quarter ended March 31, 2003 and its adoption of Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) No. 02-16.

        Net sales for the first quarter of 2003 were $970 million, up 2.3% compared with sales of $948 million for the first three months of 2002. Net income before the cumulative effect of a change in accounting principle was $18.8 million, or $0.57 per share. After the cumulative effect of a change in accounting principle, net income for the quarter was $12.7 million, or $0.39 per share, compared with $24.2 million, or $0.70 in the comparable prior-year quarter. The first quarter results for 2002 include a pre-tax restructuring charge reversal (representing a portion of the restructuring accrual recorded in the third quarter of 2001) of $2.4 million, or $0.04 per share.

        Effective January 1, 2003, the company adopted EITF Issue No. 02-16, "Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor." This accounting change resulted in a one-time, non-cash, cumulative after-tax charge of $6.1 million, or $0.18 per share, related to fixed allowances received from vendors for participation in the company's advertising publications. These allowances were historically taken directly into income through reductions in cost of goods sold over the life of the publication. This accounting change now requires that the cash compensation received from vendors related to fixed advertising allowances be reflected as a reduction to the cost of inventory. As a result, these allowances will be taken to income through lower cost of goods sold as inventory is sold.

Sales Up Slightly, Margin Pressure Continues

        "Given the weak economy, as well as continued competitive pressures, we are pleased that sales growth is now in positive territory. However, gross margin for the first quarter decreased to 14.3%, compared with 15.2% a year ago. This decline reflects a continued mix shift in all product categories toward commodity items that generally earn lower margins than discretionary items, such as office furniture," said Dick Gochnauer, president and chief executive officer.

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United Stationers Inc. Reports First Quarter 2003 Results
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        "Operating expenses for the first quarter of 2003 totaled $103.5 million, or 10.7% of sales, compared with $101.0 million, or 10.7% of sales, for the first quarter of 2002. Operating expenses in the first quarter of 2002 included a favorable adjustment of $2.4 million, or 0.3% of sales, related to a partial reversal of the restructuring charge recorded in 2001," Gochnauer added.

Financing Changes and Share Repurchase

        As previously announced, the company entered into a new senior credit facility, expanded its receivables securitization program and called for redemption of its outstanding senior subordinated notes. The new, five-year senior secured revolving credit facility, maturing in March 2008, has an aggregate committed amount of $275 million. This facility replaced the company's previous senior secured credit facility, which included a $250 million revolver that would have matured in March 2004 and term loans totaling $96.4 million (as of December 31, 2002) that would have fully amortized by June 2005. United also expanded its third-party receivables securitization program to provide maximum funding of $225 million. Previously, the program provided a maximum of $160 million.

        In addition, the company called the entire $100 million outstanding principal amount of its 8 3/8% Senior Subordinated Notes due 2008 for redemption. The Notes are scheduled to be redeemed today at a redemption amount equal to 104.188% of the principal amount plus accrued interest. The redemption of the Notes is being financed through funds generated from operations, from the sale of accounts receivable under the company's receivables securitization program, and from borrowings under the company's new revolving credit facility.

        Taken together, the new arrangements extend funding maturities, allow greater flexibility and reduce overall funding costs. In connection with the changes, the company recorded charges, associated with deferred financing costs, of approximately $0.8 million in the first quarter of 2003. During the second quarter of 2003, the company expects to record charges totaling $4.2 million associated with the 4.188% call premium and $1.7 million related to deferred financing costs.

        "Our strong balance sheet and availability under our new credit agreement will allow us to continue repurchasing our stock. Our credit agreement permits share repurchases equal to $50 million plus 25% of cumulative net income earned after the first quarter of 2003. We currently have remaining Board authorization to repurchase approximately $27 million and we would expect to pursue approval to increase this amount as needed," Gochnauer said.

Cash Flow

        The company's net cash provided by operating activities totaled $124 million for the first quarter of 2003, versus a $16 million use of cash in the first quarter of 2002. Excluding the effects of receivables sold under the company's securitization program, net cash provided by operating activities for the first quarter totaled $69 million in 2003, compared with $89 million in 2002.

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United Stationers Inc. Reports First Quarter 2003 Results
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        "Our strong cash flow resulted in a $26 million reduction in debt and securitization financing during the last 12 months," said Gochnauer. "Debt-to-total capitalization (including the securitization financing) is 32% compared with 34% a year ago."

        A reconciliation of these items to the most comparable GAAP measures is included at the end of this release.

Net Capital Spending Remains Low

        Capital expenditures were $1.1 million and capitalized software (included in "Other Assets") was $0.4 million, bringing total net capital spending for the three months ended March 31, 2003 to $1.5 million. For the first quarter of 2002, capital expenditures were $5.1 million, proceeds from the disposition of property, plant and equipment were $1.3 million and capitalized software was $1.6 million, resulting in net capital spending of $5.4 million. Capital spending for 2003 is expected to be less than $30 million.

Well Positioned for Operating Leverage

        "We are not yet seeing any visible signs of a meaningful economic recovery. Reflecting these tough economic times is the fact that higher-margin discretionary item sales continue to be lower versus prior years, as end users seem to be delaying purchasing these items," Gochnauer continued. "As a result, we are working to improve the things we control within our margin and overall cost structure. While first quarter sales are somewhat encouraging, we still anticipate that the upcoming months will continue to be challenging from both a sales and margin perspective. We are diligently working to align our cost structure with the realities of the business and believe our collective efforts will position United Stationers for future solid earnings growth," Gochnauer concluded.

Conference Call

        United Stationers will hold a conference call followed by a question and answer session on Monday, April 28, at 9:00 a.m. CT, to discuss its recent performance. To participate, callers within the U.S. and Canada should dial (888) 662-9709 and international callers should dial (773) 756-0629 approximately ten minutes before the time of the presentation. The passcode is "First Quarter Results". To listen to the Webcast via the Internet, participants should visit the Investor Relations section of the company's Web site at www.unitedstationers.com at least 15 minutes prior to the event's broadcast and follow the instructions provided to ensure that the necessary audio application is downloaded and installed. This program is provided at no charge to the user. In addition, interested parties can access an archived version of the call, which also will be located on the Investor Relations section of United Stationers' Web site, about two hours after the call ends and for at least the following week.

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United Stationers Inc. Reports First Quarter 2003 Results
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Forward-Looking Statements

        This news release contains forward-looking statements, including references to plans, strategies, objectives, projected costs or savings, anticipated future performance or events and other statements that are not strictly historical in nature. These statements are based on management's current expectations, forecasts and assumptions. This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here. These risks and uncertainties include, but are not limited to: the company's restructuring plans, including its ability to realize expected cost savings from facility rationalization, systems integration and other initiatives, and the timing of any of these savings; the company's ability to streamline its organization and operations, integrate acquired businesses and implement general cost-reduction initiatives; the company's reliance on key suppliers and the impact of fluctuations in their pricing; variability in vendor allowances and promotional incentives payable to the company, based on inventory purchase volumes and vendor participation in the company's general line catalog and other annual and quarterly publications, and the impact of this on its gross margin; the company's ability to anticipate and respond to changes in end-user demand; the impact of variability in customer demand on the company's product offerings and sales mix and, in turn, on customer rebates payable by the company and the company's gross margin; competitive activity and pricing pressures; reliance on key management personnel; acts of terrorism or war; and prevailing economic conditions and changes affecting the business products industry and the general economy. For additional information on these and other factors, please see the reports filed by the company with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking information contained in this news release. The forward-looking information here is given as of this date only, and the company undertakes no obligation to revise or update it.

Company Overview

        United Stationers Inc., with annual sales of approximately $3.7 billion, is North America's largest broadline wholesale distributor of business products and a provider of marketing and logistics services to resellers. Its integrated computer-based distribution system makes more than 40,000 items available to approximately 15,000 resellers. United is able to ship products within 24 hours of order placement because of its 35 United Stationers Supply Co. distribution centers, 24 Lagasse distribution centers that serve the janitorial and sanitation industry, two Azerty distribution centers in Mexico that serve computer supply resellers, and two distribution centers that serve the Canadian marketplace. Its focus on fulfillment excellence has given the company an average order fill rate of better than 97%, a 99.5% order accuracy rate, and a 99% on-time delivery rate. For more information, visit www.unitedstationers.com.

        The company's common stock trades on The NASDAQ Stock Market® under the symbol USTR and is included in the S&P SmallCap 600 Index.

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United Stationers Inc. Reports First Quarter 2003 Results
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United Stationers Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended March 31,
	2003	2002
Net sales	$970,220	$948,092
Cost of goods sold	831,593	803,656

Gross profit	138,627	144,436
Operating expenses:
Warehousing, marketing and administrative expenses	103,529	103,414
Restructuring charge reversal	—	(2,425)

Total operating expenses	103,529	100,989

Income from operations	35,098	43,447
Interest expense, net	3,226	4,422
Loss on early extinguishment of debt	808	—
Other expense, net	765	381

Income before income taxes and cumulative effect of a change in accounting principle	30,299	38,644
Income tax expense	11,515	14,492

Net income before cumulative effect of a change in accounting principle	18,784	24,152
Cumulative effect of a change in accounting principle, net of tax benefit of $3,696	6,108	—

Net income	$12,676	$24,152

Net income per common share—assuming dilution:
Before cumulative effect of a change in accounting principle	$0.57	$0.70
Cumulative effect of a change in accounting principle	0.18	—

Net income per common share—assuming dilution	$0.39	$0.70

Weighted average number of common shares—assuming dilution	32,740	34,411

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United Stationers Inc. Reports First Quarter 2003 Results
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United Stationers Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in thousands, except share data)
(Unaudited)

	March 31,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$37,060	$14,490
Accounts receivable, net*	118,983	201,116
Retained interest in receivables sold, net	181,655	223,348
Inventories	511,171	503,112
Other current assets	24,883	26,442

Total current assets	873,752	968,508
Property, plant and equipment, net	174,717	185,164
Goodwill, net	180,934	180,029
Other	21,678	23,866

Total assets	$1,251,081	$1,357,567

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$347,753	$305,362
Accrued liabilities	134,951	143,178
Deferred credits	28,174	25,242
Current maturities of long-term debt	45	55,075

Total current liabilities	510,923	528,857
Deferred income taxes	17,741	18,909
Long-term debt	106,814	217,966
Other long-term liabilities	41,063	24,684

Total liabilities	676,541	790,416
Stockholders' equity:
Common stock, $0.10 par value; authorized—100,000,000 shares, issued—37,217,814 shares in 2003 and 2002	3,722	3,722
Additional paid-in capital	313,751	312,906
Treasury stock, at cost—4,610,171 shares in 2003 and 3,431,898 shares in 2002	(102,483)	(66,937)
Retained earnings	370,311	321,559
Accumulated other comprehensive loss	(10,761)	(4,099)

Total stockholders' equity	574,540	567,151

Total liabilities and stockholders' equity	$1,251,081	$1,357,567

*
The March 31, 2003 and 2002 accounts receivable balances do not include $160 million and $20 million, respectively, of accounts receivable sold through an asset-backed securitization program.

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United Stationers Inc. Reports First Quarter 2003 Results
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United Stationers Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	For the Three Months Ended March 31,
	2003	2002
Cash Flows From Operating Activities:
Net income	$12,676	$24,152
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	7,916	9,354
Loss on the sale of plant, property and equipment	16	1,345
Amortization of capitalized financing costs	1,038	258
Cumulative effect of a change in accounting principle	6,108	—
Changes in operating assets and liabilities:
Decrease in accounts receivable, net	39,193	33,325
Decrease (increase) in retained interest in receivables sold, net	9,986	(105,765)
Decrease in inventory	52,573	78,550
Increase in other assets	(240)	(2,783)
Increase (decrease) in accounts payable	13,719	(31,339)
Decrease in accrued liabilities	(2,610)	(4,861)
Decrease in deferred credits	(16,575)	(15,758)
Increase in deferred taxes	682	681
Decrease in other liabilities	(568)	(2,766)

Net cash provided by (used in) operating activities	123,914	(15,607)
Cash Flows From Investing Activities:
Capital expenditures	(1,087)	(5,087)
Proceeds from the disposition of property, plant and equipment	26	1,278

Net cash used in investing activities	(1,061)	(3,809)
Cash Flows From Financing Activities:
Retirements and principal payments of debt	(104,390)	(9,364)
Net borrowings under revolver	—	10,700
Issuance of treasury stock	1,579	4,355
Payment of employee withholding tax related to stock option exercises	(497)	(589)

Net cash (used in) provided by financing activities	(103,308)	5,102
Effect of exchange rate changes on cash and cash equivalents	89	(10)

Net change in cash and cash equivalents	19,634	(14,324)
Cash and cash equivalents, beginning of period	17,426	28,814

Cash and cash equivalents, end of period	$37,060	$14,490

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United Stationers Inc. Reports First Quarter 2003 Results
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United Stationers Inc. and Subsidiaries
Reconciliations of Non-GAAP Financial Measures
(Unaudited)

	For the Three Months Ended March 31,
	2003	2002
Cash flow (in millions):
Cash Flows From Operating Activities:
Cash provided by (used in) operating activities	$123.9	$(15.6)
Remove the change in accounts receivable sold	(55.0)	105.0

Cash provided by operating activities excluding the effects of receivables sold	$68.9	$89.4

Cash Flows From Financing Activities:
Cash (used in) provided by financing activities	$(103.3)	$5.1
Including the change in accounts receivable sold	55.0	(105.0)

Cash used in financing activities including the effects of receivables sold	$(48.3)	$(99.9)

Note: Adjusted cash provided by (used in) operating activities is presented as an additional liquidity measure. Generally Accepted Accounting Principles require that the cash flow effects of changes in the amount of accounts receivable sold under the company's receivables securitization program be reflected within operating cash flows. Internally, the company considers accounts receivable sold to be a financing mechanism and not a source of cash flow related to operations. The company believes it is helpful to provide readers of its financial statements with operating cash flows adjusted for the effects of changes in accounts receivable sold.

	March 31,
	2003	2002	Change
Debt-to-total capitalization ($ in thousands):
Current maturities of long-term debt	$45	$55,075	$(55,030)
Long-term debt	106,814	217,966	(111,152)
Accounts receivable sold	160,000	20,000	140,000

Adjusted debt	266,859	293,041	(26,182)
Stockholders' equity	574,540	567,151	7,389

Total capitalization	$841,399	$860,192	$(18,793)

Adjusted debt-to-total capitalization	31.7%	34.1%	-2.4%

Note: Adjusted debt-to-total capitalization is provided as an additional liquidity measure. Generally Accepted Accounting Principles require that accounts receivable sold under the company's receivables securitization program be reflected as a reduction in accounts receivable and not reported as debt. Internally, the company considers accounts receivables sold to be a financing mechanism. The company believes it is helpful to provide readers of its financial statements with a measure that adds accounts receivable sold to debt, and calculates debt-to-total capitalization on the same basis.

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  EXHIBIT 99.1